Exhibit 10.28

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT made this 1st day of December, 2007 (this “Agreement”) by and between Curtis Hill (the “Executive”) and Body Shop of America, Inc. and Catalogue Ventures, Inc. (together, the “Company”).

WITNESSETH:

WHEREAS, Executive and Company originally entered into an employment agreement dated October 1, 2006, which was subsequently amended. The parties desire to further amend and restate the existing employment agreement by entering into this Agreement, which supersedes and replaces the original agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

1.                                      Employment. The Company hereby employs the Executive as its Chief Executive Officer until December 1, 2008, or such earlier or later date as the Board of Directors of the Company (the “Board”) hires a replacement Chief Executive Officer, and thereafter in such capacity as is designated by the Chairman of the Board, or if the Company has no Chairman of the Board, the Chairman of the Compensation Committee of the Board (the “Chairman”) and the Executive hereby accepts such employment with the Company upon the terms and subject to the conditions set forth herein.

2.                                      Term. Subject to earlier termination of employment in accordance with the provisions of Section 10 hereof, the term of this Agreement (the “Term”) shall commence as of the date hereof (the “Effective Date”) and shall extend (x) with respect to the Executive’s service as the Company’s Chief Executive Officer, until December 1, 2008, or such earlier or later date as the Board hires a replacement Chief Executive Officer, and (y) thereafter in such capacity as is designated by the Chairman of the Board, until the fifth anniversary of the Effective Date; provided, that the Company’s obligations under Section 8(c) hereof shall continue thereafter as provided therein.

3.                                      Position, Duties and Reporting Relationship. During the Term, the Executive shall have (a) while serving as the Company’s Chief Executive Officer, such duties and responsibilities that are reasonably commensurate with his title, and such other duties and responsibilities as may be assigned to him from time to time by the Chairman and (b) thereafter, such duties and responsibilities as may be assigned to him from time to time by the Chairman relating to special projects of the Company. The Executive shall report to the Chairman. During the Term, the Executive shall use the Executive’s skills and render services to the best of the Executive’s abilities in performing his duties and responsibilities and shall not engage in any other business activities except with the prior written approval of the Board, or its duly authorized designee, or as expressly provided for in Section 14(b) hereof; provided that (x) after such time as the Executive is no longer serving as Chief Executive Officer of the Company, his services shall be performed on a part-time basis (on the basis of an average of approximately ten (10) hours per week (with the understanding that some weeks will be greater than ten (10) hours and some weeks will be less than ten (10) hours) on a flexible schedule as agreed upon by the Chairman and the Executive from time to time), and (y) nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations, trade associations or charitable organizations, subject to the prior written approval of the Board, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, that such other activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties to the Company.

4.                                      Place of Performance. The Executive shall perform his duties and responsibilities and conduct business at the principal executive offices of the Company in Jacksonville, Florida, except for required travel relating to the Company’s business.

5.                                      Compensation.

(a)                                 Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the rate of (i) $306,000 a year while serving as the Company’s Chief Executive Officer and (ii) $104,000 a year thereafter. Such Base Salary shall be subject to adjustment from time to time by the Board in accordance with this Section 5 and shall be payable in accordance with the Company’s standard payroll policies in effect from time to time, but no less frequently than monthly, and prorated for any partial year of employment. Notwithstanding anything contained in this Section 5 to the contrary, the Board reserves the right to decrease the Executive’s Base Salary for any year during the Term in the event of an across the board reduction in salaries for all management personnel due to adverse financial performance by the Company.

(b)                                 Bonus. During the Term while the Executive is serving as the Company’s Chief Executive Officer, the Executive shall be entitled to earn an annual bonus (the “Bonus”), as determined by the Board based on the Executive’s successful performance of his duties hereunder. The Bonus, if any, shall be payable at the same time bonuses are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time. To be eligible to receive such Bonus, the Executive must be employed by the Company, either as the Chief Executive Officer or on a part-time basis, on the date that such Bonus is paid by the Company.

6.                                      Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to four (4) weeks paid vacation, and such paid holidays and personal or sick leave per calendar year in accordance with the Company’s policies and procedures in effect from time to time for executive personnel. Such vacation may be taken at the Executive’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive’s duties to the Company.

7.                                      Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder upon timely submission by the Executive of receipts and other documentation in accordance with the Company’s standard reimbursement policies and procedures in effect from time to time.

8.                                      Benefits.

(a)                                 During the Term, the Executive shall be entitled to participate in the standard employee health and retirement benefit plans and programs made available to the Company’s employees generally, as such plans and programs may be in effect from time to time (the “Company Plans”). Such participation shall be in accordance with the terms and conditions of such plans and programs and the Company’s standard policies and procedures with respect thereto. During the Term, the Company shall pay the entire premiums for medical insurance under the Company Plans for the Executive and his immediate family.

(b)                                 In addition, during the Term, the Executive shall be entitled to reimbursement for expenses not covered by the Company Plans or otherwise for “medical care” (as such term is defined in Section 213 of the Internal Revenue Code of 1986, as amended) for him and his immediate family; provided, however, that such reimbursement shall not exceed in the aggregate $10,000 per year.

(c)                                  Upon termination of the Executive’s employment (regardless of whether prior to or upon expiration of the Term, and regardless of whether termination is by the Executive after December 1, 2008 or by the Company at any time and with or without cause or by reason of the Executive’s death), the Company shall continue to provide health insurance coverage for the Executive and his spouse, for so long as the covered person (i.e. the Executive or his spouse, as the case may be) is under the age of Medicare eligibility (currently age sixty-five (65)), under the Company Plans (or if the Company Plans do not permit such coverage, under reasonable substitute plans providing reasonably equivalent health insurance coverage) at the Company’s sole cost and expense, together with the reimbursement for medical care expenses pursuant to Section 8(b) above for so long as Executive is under the age of Medicare eligibility except as provided in Section 23 of this Agreement. This provision applies whether the Executive is terminated with or without cause or if the Executive resigns under Section 10 hereof, and this obligation of the Company shall survive and continue beyond the term of this Agreement, until both the Executive and his spouse reach the age of Medicare eligibility. The Executive’s spouse shall be entitled to medical insurance pursuant to this Section 8(c) until she has reached the age of Medicare eligibility in the event that the Executive dies. This provision has been separately bargained for and is a material inducement for the Executive entering into this Agreement.

9.                                      Executive Perquisites. During the term of this Agreement, the Company shall pay the Executive an automobile allowance of $1,000 per month.

10.                               Termination of Employment.

(a)                                 General. The Executive’s employment hereunder may be terminated under the circumstances described in, and in accordance with, this Section 10.

(b)                                 Death or Permanent Disability.

(i)                                     The Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

(ii)                                  The Company may terminate the Executive’s employment hereunder if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive has been unable to perform the essential functions of his duties and responsibilities for a period of either (x) one hundred eighty (180) consecutive days, or (y) two hundred seventy (270) days (whether or not consecutive) during any period of eighteen (18) consecutive months (“Disability”), and no reasonable accommodation can be made (in the Board’s commercially reasonable determination) that will allow the Executive to perform such essential functions.

(c)                                  Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time, whether for Cause (as defined below) or for any other reason, or no reason. For purposes of this Agreement, the term “Cause” shall mean (A) the material failure or refusal by the Executive to perform the Executive’s duties and responsibilities hereunder (other than any such failure resulting from the Executive’s Disability) which has not ceased within ten (10) days after a written demand for performance is received by the Executive from the Company, which demand identifies with reasonable particularity the manner in which the Company believes that the Executive has not so performed his duties and responsibilities; (B) the engagement by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct which violates Section 14 hereof) or an act of moral turpitude which is injurious to the Company, monetarily or otherwise; (C) the conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, a felony or crime involving fraud, dishonesty or moral turpitude; (D) the material breach by the Executive of this Agreement or the violation by the Executive of a material policy of the Company which is not cured within thirty (30) days following receipt of notice thereof from the Company (if such breach or violation is capable of being cured); or (E) the breach by the Executive of any of his fiduciary duties of loyalty and trust to the Company.

(d)                                 Termination by the Executive. The Executive shall be entitled to voluntarily terminate his employment hereunder at any time for Good Reason (as defined below), and after December 1, 2008 for other reason or no reason, provided that (i) if the Executive voluntarily terminates employment within thirty (30) months after the Effective Date, the Executive shall give six (6) months prior written notice to the Company, and (ii) if the Executive voluntarily terminates employment after the thirtieth (30th) month after the Effective Date, the Executive shall give ninety (90) days prior written notice to the Company (in either case, the “Notice Period”), specifying the date as of which his termination is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in recruiting, hiring and training any successor(s) and achieving a smooth transition of such of the Executive’s duties and responsibilities to such successors and other person(s) as may be designated by the Board. The Company reserves the right to accelerate the Date of Termination (as defined in Subsection (f) below) with respect to a termination by the Executive of his employment hereunder by giving the Executive prior written notice; such acceleration, if any, shall not constitute termination without Cause by the Company. For purposes of this Agreement, the term “Good Reason” shall mean (x) the reduction of the Executive’s duties or responsibilities without the Executive’s consent or the assignment of duties to the Executive which are inconsistent with his position, which reduction or assignment has not ceased within thirty (30) days after a written demand for correction is received by the Company from the Executive; provided, that the Executive shall not be entitled to terminate his employment for Good Reason so long as he is employed in a headquarters managerial position regardless of whether other persons are elevated to, or hired for superior positions, (y) the relocation or attempted relocation of the Executive’s principal place of employment beyond a fifty (50) mile radius of the Company’s current location without the Executive’s consent, or (z) any material breach by the Company of Sections 5, 8 or 9 hereof which has not been cured within thirty (30) days following receipt by the Company of written notice thereof from the Executive.

(e)                                  Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof. As used herein, the term “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances (if any) claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)                                   Date of Termination. As used herein, the term “Date of Termination” shall mean (i) if the Executive’s employment is terminated because of death pursuant to Subsection (b) above, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by the Company for Disability pursuant to Subsection (b) above, the date the Notice of Termination for Disability is delivered to Executive; (iii) if the Executive’s employment is terminated by the Company for any reason other than death, Disability or for Cause pursuant to Subsection (c) above, the date specified in the Notice of Termination, which date shall not be less than thirty (30) days from the date such Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Company for Cause pursuant to Subsection (d)c) above, immediately upon delivery of the Notice of Termination for Cause and the expiration of any cure period provided under Subsection (c) above; and (v) if the Executive’s employment is terminated by the Employee for any reason (including for Good Reason) pursuant to Subsection (d) above, the date specified in the Notice of Termination or such earlier date set forth in a written notice to the Executive by the Company in accordance with Subsection (d) above.

11.                               Compensation During Disability Upon Termination or Death.

(a)                                 During any period that the Executive fails to perform the essential functions of his duties and responsibilities hereunder as a result of an incapacity due to physical or mental illness, which is expected to be of more than a thirty (30) day period (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate then in effect and other benefits to which he is otherwise entitled hereunder for such period until his employment is terminated pursuant to Section 10 hereof; provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under any disability benefit plans of the company, and which amounts were not previously applied to reduce any such payment.

(b)                                 If the Executive’s employment is terminated by his death or for Disability by the Company, the Company shall pay to the Executive or his devisee, legatee or other designee or, if there is no such designee, to his estate, as the case may be, any accrued and unpaid Base Salary, all other unpaid amounts and benefits, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company then in effect in which the Executive participates (such amount under this clause, the “Accrued

Obligations”), at the time such payments (if any) are due in accordance with the Company’s standard policies and procedures with respect thereto; provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to any applicable insurance or disability benefit plans of the Company, and which amounts were not previously applied to reduce any such payment.

(c)                                  If the Executive’s employment is terminated by the Company without Cause or by the Executive pursuant to Section 10(d) with Good Reason, subject to the Executive’s compliance with Subsection (d) below, the Company shall pay or provide to the Executive (i) an amount equal to his Base Salary at the rate of $104,000 per annum for the remainder of the Term, to be paid according to the Company’s standard payroll policies in effect from time to time; (ii) all other Accrued Obligations, at the time such payments (if any) are due in accordance with the Company’s standard policies and procedures with respect thereto; (iii) health insurance coverage under the Company Plans pursuant to Section 8(a) for the remainder of the Term; (iv) reimbursement for medical expenses pursuant to Section 8(b) for the remainder of the Term; and (iv) $1,000 per month car allowance through the remainder of the Term.

(d)                                 In order to be entitled to the payment(s) set forth in Subsection (c) above, the Executive shall, at the direction of the Board, sign a waiver of all employment-related claims the Executive may have (including any claims under the Age Discrimination in Employment Act), other than (i) claims for indemnification and advancement of expense made under Section 22 of this Agreement or pursuant to the provisions of Buyer’s Certificate of Incorporation and By-laws for claims arising from service as an officer or director of the Buyer and its subsidiaries and (ii) claims relating to any breach by the Company of this Agreement.

(e)                                  Except as otherwise set forth in this Section 11, the Executive shall not be entitled to any severance or other compensation after termination other than payment of any portion of his Base Salary and Accrued Benefits through the date of his termination.

(f)                                   Notwithstanding any termination of Executive’s employment (regardless of whether or not for Cause or Good Reason or by Company or Executive and whether or not at expiration of Term), the Company shall continue to be obligated to provide medical insurance to Executive and his spouse and reimbursement of medical expenses to Executive in accordance with the provisions of Section 8(c) hereof. This provision has been specifically bargained for and is a material inducement for the Executive to enter into this Agreement.

12.                               Representations and Covenants.

(a)                                 The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(b)                                 The Executive represents and warrants that he is not a party to any agreement or instrument that would prevent him from entering into or performing his duties in any way under this Agreement. The Executive agrees and covenants that he will submit to such physical examinations as may be necessary to facilitate the Company obtaining an insurance policy (in its discretion) for its benefit insuring the life of the Executive.

13.                               Successors; Binding Agreement.

(a)                                 This Agreement is not assignable by the Company except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided that such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                                 This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.                               Confidentiality and Restrictive Covenants.

(a)                                 Ownership and Protection of Proprietary Information.

(i)                                     As used herein, the term “Confidential Information” shall mean data, information or business practices relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment relationship with the Company and which is not generally known to the public, the industry or its competitors. Notwithstanding the foregoing, the term Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive in breach of his obligations hereunder) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)                                  As used herein, the term “Trade Secrets” shall mean data, information or business practices relating to the business of the Company (including, but not limited to, technical or non-technical data, formulas, compilations, programs, devices, methods, techniques, drawings, business processes, financial data, financial plans, product plans) which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iii)                               Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform his duties and responsibilities hereunder or to comply with applicable law, the Executive will hold such Confidential Information and Trade Secrets in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(iv)                              Return of Company Property. Upon request by the Company during the Term, and in any event upon termination of the employment of the Executive with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all information or data of the Company, whether or not constituting Confidential Information and Trade Secrets, (and all embodiments thereof) then in the Executive’s custody, control or possession.

(v)                                 Survival. The covenants of confidentiality set forth in this Section 14(a) will apply on and after the Effective Date to any Confidential Information and Trade Secrets of the Company prior to or after the Effective Date. The covenants restricting the use of Confidential Information will continue, and the confidentiality of such Confidential Information shall be maintained by the Executive, for a period of twenty-four (24) months following the expiration or earlier termination of the Term. The covenants restricting the use of Trade Secrets will continue, and the confidentiality of such Trade Secrets will be maintained by the Executive, following the expiration or earlier termination of the Term for so long as permitted by Florida law.

(b)                                 Agreement Not to Compete. The Executive agrees that commencing on the Effective Date and continuing for a period of twenty-four (24) months following the expiration or earlier termination of the Term (the “Non-Competition Term”), the Executive will not (except on behalf of or with the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion or as expressly provided for in this Subsection (b)), within the United States, either directly or indirectly, on the Executive’s own behalf, or in the service of or on behalf of others, engage, directly or indirectly, as a stockholder, investor, partner, member, director, officer, employee, consultant or otherwise in any Competing Business. As used herein, the term “Competing Business shall mean any business which has a principal line of business engaged in, or which derives a substantial portion of its revenue from, the retail sale of young women’s clothing, accessories or footwear, through stores, catalogues or the internet.

(c)                                  Non Solicitation of Employees. During the Non-Competition Term, the Executive shall not, directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit or induce any management level employee of the Company, to terminate his or her employment with the Company in favor of employment by any other person, firm, corporation or other entity. This provision will apply whether or not the employee who is solicited or induced to terminate his or her employment is employed pursuant to a written agreement and whether or not his or her employment is for a determined period or at-will. Notwithstanding the foregoing, this provision shall not apply to prohibit the Executive from hiring his personal assistant or members of his family who are not officers or executives of the Company.

(d)                                 Non-Solicitation of Suppliers and Customers. During the Non-Competition Term, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual person, firm, corporation or other entity that was an actual or prospective supplier or large volume customer of the Company.

(e)                                  Enforcement of Covenants. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 14, it is expressly agreed by the Executive and the Company that other remedies cannot fully compensate the Company for any violation by the Executive of the covenants contained in this Section 14 and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. The Company and the Executive further agree that all payments hereunder shall immediately cease and shall no longer be an obligation of the Company in the event of any violation of the covenants contained in Subsections (b), (c), or (d) of this Section 14 which is not cured within (10) days of written notice by the Company to the Executive of such violation or of a willful and material violation of the covenants contained in Subsection (a) of this Section 14. The Company and the Executive further agree that such forfeiture shall not be deemed to be liquidated damages for breach of such covenants. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 14, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

15.                               Entire Agreement. Except as otherwise provided in the Purchase Agreement, this Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.

16.                               Amendment or Modification Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by another duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

17.                               Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

(a)                                 To Executive at:

Curtis Hill

6834 Ramoth Drive

Jacksonville, FL 32226

(b)                                 To the Company at:

Body Shop of America, Inc.

6225 Powers Avenue

Jacksonville, Florida 32217

Attention:  Chairman

Fax:  904-730-0638

Unless actual delivery is expressly required hereunder, any notice delivered personally or by courier under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied with receipt confirmed, or if mailed, the earlier of the date of actual receipt or five (5) days following the placement of the notice with the U.S. mail with adequate posting for delivery.

18.                               Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

19.                               Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including without limitation, the Company’s rights and the Executive’s covenants under Section 14 hereof and the Executive’s right to post-employment health insurance under Section 8 hereof.

20.                               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

21.                               Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement other than injunctive and other equitable relief regarding a dispute over the covenants contained in Section 14 hereof, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Jacksonville, Florida. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party’s request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The cost of such arbitration shall be borne equally by the Company and the Executive. The arbitrators shall have no power or authority to award punitive or special damages. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Company determines it is required to disclose such matters in accordance with applicable laws.

22.                               Indemnification. The Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with the Executive’s services as an officer or director of the Company or any of its subsidiaries or affiliates. The Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) incurred by the Executive in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise.

23.                               Termination of Certain Provisions. Notwithstanding any provision herein to the contrary, the provisions of Section 8(b) hereof shall terminate immediately prior to the consummation of (a) the initial public offering of the Common Stock of the Buyer, (b) any merger or consolidation of the Company with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Company, in each case in a single transaction or in a series of related transactions, or (c) any transaction in which the stockholders of the Company immediately prior to such transaction, together with any and all of such stockholders’ affiliates, do not own or hold, immediately after consummation of such transaction, at least a majority of the shares of outstanding capital stock of the Company.

24.                               Tax Withholding. All amounts payable and benefits provided by the Company hereunder are subject to withholding to the extent required by law to comply with all federal, state and local withholding tax requirements.

25.                               Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

26.                               Foley & Lardner. The Company agrees that Foley & Lardner LLP may represent the Executive in any matter relating to or arising out of this Agreement or the Executive’s claims against the Company and the Company hereby irrevocably waives any conflict of interest relating thereto arising out of Foley & Lardner LLP’s prior representation of the Company.

27.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BODY SHOP OF AMERICA, INC.
CATALOGUE VENTURES. INC.

By:	/s/ Richard L. Walters
Name: Richard L. Walters
Title: CFO

EXECUTIVE

/s/ Curtis V. Hill
Curtis Hill
2/6/08

AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 To Amended and Restated Employment Agreement is made this 23rd day of February, 2009 by and between Curtis Hill (the “Executive”) and Body Shop of America, Inc. and Catalogue Ventures, Inc. (together, the “Company”).

WITNESSETH:

WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement dated as of December 1, 2007 (the “Employment Agreement”) setting forth the terms and conditions of the employment relationship of the Executive with the Company;

WHEREAS, Executive and the Company now desire to make certain changes to the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      In Sections 1, 2, 8(c), 10(d) of the Employment Agreement, the date “December 1, 2008” is hereby deleted and replaced with the date “August 1, 2009” in each instance in which such date occurs.

2.                                      The following phrase shall be added to the end of Section 4 of the Employment Agreement: “or, after such time as Executive is no longer serving as the Company’s Chief Executive Officer, at Executive’s personal residence.”

3.                                      In Sections 5(a) and 11 of the Employment Agreement, “$104,000” shall be replaced with “$125,000” in each instance.

4.                                      During the Term, after such time as the Executive is no longer serving as Chief Executive Officer of the Company, Executive shall be entitled to the exclusive use of the office at the Company’s headquarters which is currently painted with bright green walls and is closest to the side entrance.

5.                                      All other terms and provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BODY SHOP OF AMERICA, INC.		EXECUTIVE
CATALOGUE VENTURES, INC.

By:	/s/Richard L. Walters	/s/ Curtis V. Hill
	Richard L. Walters	Curtis V. Hill
Executive Vice President